Exhibit 99.1

Alliant Energy

4902 North Biltmore Lane

P.O. Box 77007

Madison, WI 53707-1007

www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Smith (608) 458-3924
	Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES SECOND QUARTER 2006 RESULTS; BOARD OF DIRECTORS AUTHORIZES SHARE REPURCHASE PROGRAM

Alliant Energy also increases 2006 earnings guidance for earnings from continuing operations

MADISON, Wis. – August 3, 2006 – Alliant Energy Corp. (NYSE: LNT) today reported income (loss) and earnings per share (EPS) from continuing operations for the second quarter of 2006 of $46.1 million and $0.39, respectively, compared to ($8.7) million and ($0.07) for the same period in 2005. Alliant Energy’s net income (loss) and EPS for the second quarter of 2006 were $45.4 million and $0.39, respectively, compared to ($58.7) million and ($0.50) for the same period in 2005. Additional details regarding Alliant Energy’s second quarter unaudited earnings are as follows (net income in millions):

	2006		2005
Earnings (loss) from continuing operations:	Net Income	EPS	Net Income	EPS
Utility	$41.9	$0.36	$34.7	$0.30
Non-regulated (excluding 2005 Brazil asset valuation charge) *	0.5	-	14.8	0.13
Parent (primarily taxes, interest and A&G)	3.7	0.03	(2.0)	(0.02)
Total excluding Brazil valuation charge	46.1	0.39	47.5	0.41
Non-regulated (Brazil) asset valuation charge *	-	-	(56.2)	(0.48)
Total earnings from continuing operations *	46.1	0.39	(8.7)	(0.07)
Loss from discontinued operations **	(0.7)	-	(50.0)	(0.43)
Net income (loss)	$45.4	$0.39	($58.7)	($0.50)

* The total income (loss) from continuing operations for the non-regulated businesses in the second quarter of 2006 and 2005 was $0.5 million and ($41.4) million, or $0 and ($0.35) per share, respectively.

** Alliant Energy has classified its non-regulated China, Mexico, oil and gas gathering pipeline systems and energy services businesses as well as its biomass facility as discontinued operations for all periods presented. The energy services business, biomass facility, oil gathering pipeline system and Alliant Energy’s interest in three of ten China generating facilities were sold in 2005. Alliant Energy sold its interest in three additional generating facilities in China in the first quarter of 2006. The gas gathering pipeline system and Alliant Energy’s interest in an additional China generating facility were sold in the second quarter of 2006.

The second quarter of 2005 income from continuing operations included a pre-tax non-cash valuation charge of $96 million (after-tax charge of $56 million, or $0.48 per share) related to the company’s Brazil investments, which Alliant Energy sold in the first quarter of 2006. Excluding the Brazil charge, Alliant Energy’s earnings from continuing operations for the second quarter of 2005 would have been $0.41 per share compared to $0.39 per share for the same period in 2006.

The second quarter of 2005 results from discontinued operations included a pre-tax non-cash asset valuation charge of $90 million (after-tax charge of $54 million, or $0.46 per share) related to the company’s China investments.

The higher earnings from Alliant Energy’s utility business were largely due to the impact of electric rate increases, improved recoveries of its fuel-related expenses and continued customer growth in its electric service territory. The lower results from continuing operations for Alliant Energy’s non-regulated businesses, excluding the 2005 Brazil asset valuation charge, were largely due to the second quarter of 2005 results reflecting various income tax adjustments and the impact of non-operational items at its Brazil investments.

Alliant Energy – Second Quarter 2006 Earnings

August 3, 2006

“We are once again pleased with the strong and more predictable financial results our ongoing businesses produced this past quarter,” said William D. Harvey, Alliant Energy’s Chairman, President and CEO. “Over the past several years, we have made significant progress executing our planned divestitures and improving the financial strength of our Company. We have successfully executed our aggressive debt reduction program and have strengthened our balance sheet. I am pleased that we can now return value to our shareowners through a share repurchase program. Finally, we remain focused on adding the necessary infrastructure across our domestic utility service territories while maintaining our operational excellence in providing our customers with continued safe, reliable and environmentally friendly service.”

Earnings From Continuing Operations

A summary of Alliant Energy’s EPS from continuing operations for the second quarter is as follows:

	2006	2005	Variance
Utility operations: *
Operating expenses (nuclear $0.18 / other ($0.02))			$0.16
Electric margins (nuclear capacity ($0.25) / other $0.15)			(0.10)
Total utility operations	$0.36	$0.30	0.06

Non-regulated operations (excluding Brazil asset valuation charge): *
International -
Brazil (excluding asset valuation charge; sold in Q1 2006)	-	0.04	(0.04)
New Zealand	0.02	0.02	-
Interest expense allocation/other	(0.02)	-	(0.02)
Synfuel (sold in Q4 2005)	-	0.01	(0.01)
Non-regulated Generation	0.02	0.01	0.01
Transportation, RMT, WindConnect™ and other investments	0.03	0.03	-
Other (taxes, interest, A&G and dilution)	(0.05)	0.02	(0.07)
Total non-reg. operations (excluding Brazil charge)	-	0.13	(0.13)

Parent company (taxes, interest, A&G and dilution) *	0.03	(0.02)	0.05

Total excluding Brazil asset valuation charge	0.39	0.41	(0.02)

Brazil asset valuation charge	-	(0.48)	0.48

Earnings per share from continuing operations	$0.39	($0.07)	$0.46

* The 2006 and 2005 EPS amounts have been computed based on the average shares outstanding in the second quarter of 2005 and the dilutive impact of increased shares outstanding is reported as a separate earnings variance item if it is material.

Continuing Operations - Utility Operations

Alliant Energy sold its interests in its two nuclear facilities in July 2005 and January 2006. Prior to the sale of these assets, the operating expenses related to the plants consisted primarily of other operation and maintenance and depreciation and amortization expenses. These expenses are included in the “Operating expenses” line in the above table. Upon the sale of the assets, Alliant Energy entered into purchased power agreements with the new owners of the facilities and its share of the costs associated with these facilities is now recorded as purchased power expense included in the “Electric margins” line in the above table. As a result, there are large nuclear-related variances between periods for these line items. These are somewhat offsetting in nature and also do not capture other benefits from the sales including, among others, the impact of the application of the sales proceeds.

Alliant Energy – Second Quarter 2006 Earnings

August 3, 2006

Excluding the nuclear-related variance in other operating expenses discussed above, operating expenses were slightly higher in the second quarter of 2006 compared to the same period in 2005. The impact of higher employee compensation and benefits costs and increased taxes other than income taxes was partially offset by lower depreciation and amortization expense, primarily due to the implementation of new depreciation rates at IP&L effective January 1, 2006. The comparison was also impacted by employee separation expenses incurred in the second quarter of 2005.

Excluding the nuclear-related purchased power capacity variance in electric margins discussed above, the higher electric utility margins resulted largely from the effect of various rate increases implemented in the second half of 2005. This is net of the impact of recording additional reserves of $19 million in the second quarter of 2006 for an anticipated rate refund related to WP&L’s pending fuel-related rate case as a result of a decrease in fuel-related costs since the interim rates were placed in effect in the fourth quarter of 2005. Alliant Energy currently expects to receive the final order in this case in the third quarter of 2006. The electric margin comparison was also positively impacted by an under-recovery at WP&L in the second quarter of 2005 of its retail fuel and purchased power costs. Continued retail customer growth in Alliant Energy’s service territory also contributed slightly to the increase in electric margins. The impact of weather, net of Alliant Energy’s weather hedging activities, did not have a significant impact on the margins in the second quarter of 2006 and reduced margins by approximately $4 million in the second quarter of 2005.

Continuing Operations - Non-regulated Operations

Alliant Energy sold its Brazil investments in the first quarter of 2006. The results from Alliant Energy’s Brazil investments, excluding the 2005 asset valuation charge, decreased by $0.04 per share due largely to the second quarter of 2005 results including a gain of $0.04 per share from the sale of hydroelectric plants and $0.02 per share of foreign currency transaction gains.

The “Other” non-regulated results included approximately $0.07 per share of income in the second quarter of 2005 related to a favorable adjustment of a previous deferred income tax valuation allowance caused by a change in Alliant Energy’s anticipated ability to utilize capital losses prior to their expiration.

Alliant Energy’s non-regulated earnings for the second quarter of 2006 also reflected a $7 million decrease in interest expense compared to the same period in 2005 as a result of the Company’s ongoing non-regulated debt reduction efforts.

Share Repurchase Program

Alliant Energy announced that its Board of Directors approved a plan to repurchase up to $200 million of the Company’s common stock by the end of 2007. Repurchases may be made from time-to-time on the open market, in privately-negotiated transactions and/or from accelerated share repurchases. The share repurchase plan will be funded from available cash balances and proceeds from anticipated non-regulated asset sales.

Asset Divestiture Update

Alliant Energy completed the sale of its gas gathering pipeline system and one additional generating facility in China in the second quarter of 2006. Alliant Energy also completed the sale

Alliant Energy – Second Quarter 2006 Earnings

August 3, 2006

of its water utility in South Beloit, Illinois in July 2006. The Company is also in the process of divesting its investment in Laguna del Mar in Mexico, its electric and gas distribution properties in Illinois and its interest in three remaining generating facilities in China and expects to complete all of these divestitures in 2006. Alliant Energy also continues to review its options for monetizing its New Zealand investments.

2006 Guidance

Alliant Energy has increased its 2006 earnings guidance for earnings from continuing operations, excluding debt repayment premiums, to $2.25-2.45 per share from $2.15-2.35 per share. Alliant Energy increased its 2006 earnings guidance for earnings from continuing operations from its utility business to $2.10-2.30 per share from $2.05-2.25 per share.

Utility business	$2.10-2.30
Non-regulated business, excluding debt repayment premiums:
Transportation, RMT, Non-regulated Generation, WindConnect™ and Other	0.10-0.14
International – Brazil exit costs/other (sold in Q1 2006) New Zealand Remaining interest expense allocation/other	(0.02)-(0.04) 0.08-0.12 (0.06)-(0.08)
Parent company	0.03-0.06
Alliant Energy, excluding debt repayment premiums	2.25-2.45
Debt repayment premiums	(0.48)
Alliant Energy, including debt repayment premiums	$1.77-1.97

The guidance does not include any potential asset valuation charges that Alliant Energy may incur in the second half of 2006, the impact of certain non-cash mark-to-market adjustments, the impact of any future adjustments made to Alliant Energy’s deferred tax asset valuation allowances, the impact of any cumulative effects of changes in accounting principles or any gains/losses that may be realized from a possible sale of certain Alliant Energy investments, including New Zealand, that would be reported in earnings from continuing operations. The guidance does include Alliant Energy’s assumptions for the impact of its share repurchase program on its 2006 results. Finally, the guidance also assumes that no businesses will be re-classified to/from “discontinued operations” in 2006.

Drivers for Alliant Energy’s earnings from continuing operations estimates include, but are not limited to:

•	Normal weather conditions in its utility service territories
•	Continuing economic development and sales growth in its utility service territories
•	Continuing cost controls and operational efficiencies
•

Ability of its utility subsidiaries to recover their operating costs and deferred expenditures, and to earn a reasonable rate of return in current and future rate proceedings, as well as their ability to recover purchased power, fuel and fuel-related costs through rates in a timely manner

•	Stable foreign exchange rates in New Zealand
•	No additional material permanent declines in the fair market value of, or expected cash flows from, Alliant Energy’s investments

•	Other stable business conditions
•	Ability to utilize any tax capital losses generated to-date and those that may be generated in the future

Alliant Energy – Second Quarter 2006 Earnings

August 3, 2006

Earnings Conference Call

A conference call to review the 2006 second quarter results and other issues is scheduled for Thursday, August 3 at 9:00 a.m. central daylight time. Alliant Energy Chairman, President and Chief Executive Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 877-668-4404 (no pass code is needed) or by listening to a webcast at www.alliantenergy.com/investors. A replay of the call will be available through August 10, 2006, at 800-642-1687 (domestic) or 706-645-9291 (international). Callers should reference conference ID #3036077. An archive of the webcast will be available on the company’s Web site at www.alliantenergy.com/investors for at least twelve months.

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Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company (IP&L) and Wisconsin Power and Light Company (WP&L) – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 420,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the company's primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or “estimates” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others: the factors listed in the “2006 Guidance” section of this press release; economic and political conditions in the domestic and international service territories; federal, state and international regulatory or governmental actions, including the impact of the Energy Policy Act and other energy-related legislation in Congress, federal tax legislation and regulatory agency orders; the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, the earning of reasonable rates of return and the payment of expected levels of dividends; unanticipated construction and acquisition expenditures; unanticipated issues in connection with Alliant Energy’s construction of new generating facilities; issues related to the availability of Alliant Energy’s generating facilities and the supply of fuel and purchased electricity and price thereof, including the ability to timely recover purchased power and fuel costs through rates; the impact higher fuel and fuel-related prices may have on customer demand for utility services, customers’ ability to pay utility bills and Alliant Energy’s ability to collect unpaid utility bills; financial impacts of Alliant Energy’s hedging strategies; issues related to electric transmission, including operating in the Midwest Independent System Operator (MISO) energy market, the impact of potential future billing adjustments from MISO, recovery of costs incurred, and legislative and regulatory issues affecting such transmission; costs associated with Alliant Energy’s environmental remediation efforts and with environmental compliance generally; unanticipated issues related to the Calpine Corporation bankruptcy that could adversely impact Alliant Energy’s purchased power agreements; developments that adversely impact Alliant Energy’s ability to implement its strategic plan, including its ability to complete its proposed or potential divestitures of various businesses and investments, including China, Mexico and New Zealand, on a timely basis and for anticipated proceeds; the incurrence of material post-closing adjustments related to any of Alliant Energy’s past asset divestitures; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; current or future litigation, regulatory investigations, proceedings or inquiries; the direct or indirect effects resulting from terrorist incidents or responses to such incidents; the effect of accounting pronouncements issued periodically by standard-setting bodies; continued access to the capital markets; ability to successfully complete ongoing tax audits and appeals with no material impact on Alliant Energy’s earnings and cash flows; and inflation and interest rates. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Without limitation, the expectations with respect to projected earnings in the “2006 Guidance” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot

Alliant Energy – Second Quarter 2006 Earnings

August 3, 2006

provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

Alliant Energy – Second Quarter 2006 Earnings

August 3, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
	(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$559.7	$541.3	$1,142.7	$1,040.1
Gas	83.5	92.3	373.6	337.6
Other	15.9	19.4	37.3	38.7
Non-regulated	37.7	46.8	74.1	82.2
	696.8	699.8	1,627.7	1,498.6

Operating expenses:
Utility:
Electric production fuel and purchased power	281.0	242.8	593.2	452.1
Cost of gas sold	47.7	57.8	264.0	236.9
Other operation and maintenance	149.0	170.5	305.7	351.7
Non-regulated operation and maintenance	29.6	41.0	61.7	76.3
Depreciation and amortization	64.5	81.2	131.5	161.3
Taxes other than income taxes	27.1	23.3	53.9	49.7
	598.9	616.6	1,410.0	1,328.0

Operating income	97.9	83.2	217.7	170.6

Interest expense and other:
Interest expense	34.7	44.2	74.4	88.2
Loss on early extinguishment of debt	-	-	90.8	16.0
Equity income from unconsolidated investments	(9.5)	(16.3)	(23.1)	(18.6)
Asset valuation charge - Brazil investments	-	96.2	-	96.2
Allowance for funds used during construction	(2.3)	(2.8)	(4.6)	(5.4)
Preferred dividend requirements of subsidiaries	4.7	4.7	9.4	9.4
Interest income and other	(8.5)	(8.8)	(21.9)	(17.5)
	19.1	117.2	125.0	168.3

Income (loss) from continuing operations before income taxes	78.8	(34.0)	92.7	2.3

Income tax expense (benefit)	32.7	(25.3)	33.5	(15.7)

Income (loss) from continuing operations	46.1	(8.7)	59.2	18.0

Loss from discontinued operations, net of tax	(0.7)	(50.0)	(15.4)	(74.3)

Net income (loss)	$45.4	($58.7)	$43.8	($56.3)

Average number of common shares outstanding (basic) (000s)	117,305	116,283	117,171	116,157

Average number of common shares outstanding (diluted) (000s)	117,689	116,283	117,515	116,500

Earnings per average common share (basic and diluted):
Income (loss) from continuing operations	$0.39	($0.07)	$0.50	$0.16
Loss from discontinued operations	-	(0.43)	(0.13)	(0.64)
Net income (loss)	$0.39	($0.50)	$0.37	($0.48)

Dividends declared per common share	$0.2875	$0.2625	$0.575	$0.525

Alliant Energy – Second Quarter 2006 Earnings

August 3, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
ASSETS	2006	2005
	(in millions)
Property, plant and equipment:
Utility:
Electric plant in service	$5,995.2	$5,887.3
Gas plant in service	689.6	679.9
Other plant in service	501.6	508.5
Accumulated depreciation	(2,820.8)	(2,741.7)
Net plant	4,365.6	4,334.0
Construction work in progress	120.7	134.3
Other, less accumulated depreciation (accum. depr.)	3.8	3.2
Total utility	4,490.1	4,471.5
Non-regulated and other:
Non-regulated Generation, less accum. depr.	276.4	280.6
Other non-regulated investments, less accum. depr.	58.1	60.6
Alliant Energy Corporate Services, Inc. and other, less accum. depr.	47.3	53.5
Total non-regulated and other	381.8	394.7
	4,871.9	4,866.2

Current assets:
Cash and temporary cash investments	141.0	205.3
Restricted cash	16.3	19.4
Accounts receivable:
Customer, less allowance for doubtful accounts	110.0	171.8
Unbilled utility revenues	86.7	143.7
Other, less allowance for doubtful accounts	72.9	70.5
Production fuel, at average cost	71.6	55.7
Materials and supplies, at average cost	41.0	38.0
Gas stored underground, at average cost	44.6	92.1
Regulatory assets	96.1	86.3
Deferred income taxes	116.7	12.2
Assets held for sale	178.0	802.6
Other	77.1	85.8
	1,052.0	1,783.4

Investments:
Investments in unconsolidated foreign entities	105.8	188.6
Investment in American Transmission Company LLC	161.1	152.4
Other	63.1	89.1
	330.0	430.1

Other assets:
Regulatory assets	319.3	349.2
Deferred charges and other	282.6	304.2
	601.9	653.4

Total assets	$6,855.8	$7,733.1

Alliant Energy – Second Quarter 2006 Earnings

August 3, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

	June 30,	December 31,
CAPITALIZATION AND LIABILITIES	2006	2005
	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 117,685,186 and 117,035,793 shares	$1.2	$1.2
Additional paid-in capital	1,804.5	1,788.7
Retained earnings	718.8	742.3
Accumulated other comprehensive loss	(21.9)	(84.6)
Shares in deferred compensation trust - 269,626 and 258,214 shares
at an average cost of $27.92 and $27.41 per share	(7.5)	(7.1)
Total common equity	2,495.1	2,440.5

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	1,474.3	1,914.8
	4,213.2	4,599.1

Current liabilities:
Current maturities	254.3	151.7
Variable rate demand bonds	-	39.1
Commercial paper	84.0	263.0
Capital lease obligations	0.3	40.5
Accounts payable	224.1	355.3
Regulatory liabilities	102.2	96.2
Accrued interest	29.9	47.4
Accrued taxes	106.3	115.1
Liabilities held for sale	59.5	328.2
Other	158.3	143.8
	1,018.9	1,580.3

Other long-term liabilities and deferred credits:
Deferred income taxes	664.7	529.3
Regulatory liabilities	586.7	548.2
Pension and other benefit obligations	174.8	256.7
Other	192.7	215.0
	1,618.9	1,549.2

Minority interest	4.8	4.5

Total capitalization and liabilities	$6,855.8	$7,733.1

Alliant Energy – Second Quarter 2006 Earnings

August 3, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30,
	2006	2005
Continuing Operations:	(in millions)
Cash flows from operating activities:
Net income (loss)	$43.8	($56.3)
Adjustments to reconcile net income to net cash flows from operating activities:
Loss from discontinued operations, net of tax	15.4	74.3
Distributions from discontinued operations	--	19.5
Depreciation and amortization	131.5	161.3
Other amortizations	22.3	28.7
Deferred tax expense (benefit) and investment tax credits	63.8	(26.4)
Equity income from unconsolidated investments, net	(23.1)	(18.6)
Distributions from equity method investments	15.8	11.8
Loss on early extinguishment of debt	90.8	16.0
Non-cash valuation charges	0.2	99.3
Other	(23.2)	(11.9)
Other changes in assets and liabilities:
Accounts receivable	98.3	29.7
Sale of utility accounts receivable	20.0	50.0
Gas stored underground	47.5	38.3
Regulatory assets	(26.3)	(53.7)
Accounts payable	(106.4)	10.3
Accrued taxes	(78.1)	(17.5)
Benefit obligations and other	(69.2)	13.9
Net cash flows from operating activities	223.1	368.7

Cash flows from (used for) investing activities:
Construction and acquisition expenditures:
Utility business	(154.5)	(216.3)
Non-regulated businesses and other	(8.4)	(43.4)
Proceeds from asset sales	592.8	40.9
Purchases of securities within nuclear decommissioning trusts	(3.5)	(21.5)
Sales of securities within nuclear decommissioning trusts	51.7	13.0
Changes in restricted cash within nuclear decommissioning trusts	(19.0)	1.9
Other	(14.6)	(1.1)
Net cash flows from (used for) investing activities	444.5	(226.5)

Cash flows used for financing activities:
Common stock dividends	(67.3)	(60.8)
Proceeds from issuance of common stock	12.8	12.2
Proceeds from issuance of long-term debt	39.1	108.4
Reductions in long-term debt	(401.9)	(135.9)
Net change in short-term borrowings	(179.0)	8.0
Debt repayment premiums	(83.0)	(14.8)
Principal payments under capital lease obligations	(40.2)	(6.8)
Net change in loans with discontinued operations	(5.8)	(7.7)
Other	(6.6)	(6.6)
Net cash flows used for financing activities	(731.9)	(104.0)

Net increase (decrease) in cash and temporary cash investments	(64.3)	38.2
Cash and temporary cash investments at beginning of period	205.3	202.4
Cash and temporary cash investments at end of period	$141.0	$240.6

Discontinued Operations:
Net cash flows used for operating activities	($8.6)	($8.3)
Net cash flows used for investing activities	(2.8)	(5.4)
Net cash flows from financing activities	3.5	1.4
Net decrease in cash and temporary cash investments	(7.9)	(12.3)
Cash and temporary cash investments classified as held for sale at beginning of period	10.7	62.2
Cash and temporary cash investments classified as held for sale at end of period	$2.8	$49.9

Alliant Energy – Second Quarter 2006 Earnings

August 3, 2006

KEY FINANCIAL STATISTICS (UNAUDITED)

	June 30,
	2006	2005
Actual common shares outstanding (000s)	117,685	116,358
Book value per share	$21.20	$20.87
Quarterly common dividend rate per share	$0.2875	$0.2625

KEY OPERATING STATISTICS

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Utility electric sales (000s of MWh) -
Residential	1,677	1,675	3,612	3,674
Commercial	1,492	1,487	2,931	2,916
Industrial	3,275	3,290	6,290	6,349
Total from retail customers	6,444	6,452	12,833	12,939
Sales for resale and other	1,501	1,639	2,795	2,925
Total	7,945	8,091	15,628	15,864

Utility electric customers (at June 30) -
Residential	853,198	845,708
Commercial	134,933	132,932
Industrial	3,046	3,024
Other	3,341	3,317
Total	994,518	984,981

Utility gas sold and transported (000s of Dth) -
Residential	3,196	3,311	15,752	17,605
Commercial	2,585	2,339	10,513	10,928
Industrial	797	778	2,166	2,128
Total from retail customers	6,578	6,428	28,431	30,661
Transportation and other	11,739	16,346	26,081	31,940
Total	18,317	22,774	54,512	62,601

Utility gas customers (at June 30,
excluding transportation/other) -
Residential	371,917	368,361
Commercial	45,936	45,815
Industrial	670	721
Total	418,523	414,897

Cooling degree days - *
Cedar Rapids (IP&L) (actual/normal)	84/101	116/101	84/101	116/101
Madison (WP&L) (actual/normal)	59/65	134/65	59/65	134/65

* Alliant Energy entered into weather derivatives based on cooling degree days to reduce potential volatility on its June-Aug. 2006 and
June-Aug. 2005 margins from the impacts of weather.

Heating degree days - **
Cedar Rapids (IP&L) (actual/normal)	598/695	586/695	3,641/4,169	3,830/4,169
Madison (WP&L) (actual/normal)	701/860	698/860	3,854/4,366	4,087/4,366

** Alliant Energy entered into weather derivatives based on heating degree days to reduce potential volatility on its margins from the impacts of weather during the first quarter of 2006 and 2005.